                                                                     Exhibit 4.2

                        iBEAM BROADCASTING CORPORATION

                          THIRD AMENDED AND RESTATED

                          INVESTORS' RIGHTS AGREEMENT

                                APRIL 28, 2000

                               TABLE OF CONTENTS

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1.   Registration Rights..............................................................................     1

     1.1   Definitions................................................................................     1
     1.2   Request for Registration...................................................................     3
     1.3   Company Registration.......................................................................     4
     1.4   Form S-3 Registration......................................................................     5
     1.5   Obligations of the Company.................................................................     6
     1.6   Information from Holder....................................................................     7
     1.7   Expenses of Registration...................................................................     7
     1.8   Delay of Registration......................................................................     8
     1.9   Indemnification............................................................................     8
     1.10  Reports Under Securities Exchange Act of 1934..............................................    10
     1.11  Assignment of Registration Rights..........................................................    11
     1.12  Limitations on Subsequent Registration Rights..............................................    11
     1.13  "Market Stand-Off" Agreement...............................................................    11
     1.14  Termination of Registration Rights.........................................................    12

2.   Covenants of the Company.........................................................................    12

     2.1   Delivery of Financial Statements...........................................................    12
     2.2   Inspection.................................................................................    12
     2.3   Termination of Information and Inspection Covenants........................................    13
     2.4   Right of First Offer.......................................................................    13
     2.5   Termination of Right of First Offer........................................................    15
     2.6   MTV Observer Rights........................................................................    15
     2.7   Intel Observer Rights......................................................................    15
     2.8   Microsoft Observer Rights..................................................................    16
     2.9   Cyber Commerce Limited Observer Rights.....................................................    17
     2.10  America Online Observer Rights.............................................................    18
     2.13  Restrictions on Transfer...................................................................    21

3.   Confidentiality..................................................................................    22

     3.1   Confidentiality............................................................................    22
     3.2   Amendment..................................................................................    23

4.   Miscellaneous....................................................................................    23

     4.1   Successors and Assigns.....................................................................    23
     4.2   Governing Law..............................................................................    24
     4.3   Counterparts...............................................................................    24
     4.4   Titles and Subtitles.......................................................................    24
     4.5   Notices....................................................................................    24
     4.6   Expenses...................................................................................    24
     4.7   Entire Agreement: Amendments and Waivers...................................................    24

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                               TABLE OF CONTENTS
                                  (continued)

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     4.8   Severability...............................................................................    24
     4.9   Aggregation of Stock.......................................................................    24
     4.10  Waiver of Right of First Offer.............................................................    25
     4.11  Waiver of Registration Rights in an Initial Public Offering................................    25

            THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

     THIS THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (the "Agreement") is made as of the 28th day of April, 2000, by and among iBEAM BROADCASTING CORPORATION, a Delaware corporation (the "Company"), and the investors listed on Schedule A hereto (each of which is herein referred to as an "Investor").

                                   RECITALS

     WHEREAS, certain of the Investors (the "Existing Investors") hold shares of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and the Series G Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the "Series A Preferred Stock," the "Series B Preferred Stock," the "Series C Preferred Stock," the "Series D Preferred Stock," the "Series E Preferred Stock," the "Series F Preferred Stock," and the "Series G Preferred Stock" respectively) and possess registration rights, information rights, rights of first offer, and other rights pursuant to an Amended and Restated Investors' Rights Agreement dated as of March 31, 2000, among the Company, and such Existing Investors (the "Prior Agreement"); and

     WHEREAS, the Existing Investors are holders of at least a majority of the "Registrable Securities" of the Company (as defined in the Prior Agreement), and desire to amend, restate and supersede the Prior Agreement in its entirety; and

     WHEREAS, At Home Corporation is a party to the Series H Preferred Stock Purchase Agreement of even date herewith between the Company and At Home Corporation (the "Series H Agreement"), which provides that as a condition to the closing of the sale of the Series H Preferred Stock, this Agreement must be executed and delivered by At Home Corporation, Existing Investors holding at least a majority of the "Registerable Securities" of the Company (as defined in the Prior Agreement) and the Company.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Existing Investors hereby agree that the Prior Agreement shall be amended, restated and superseded in its entirety by this Agreement, and the parties hereto further agree as follows:

          1.   Registration Rights.  The Company covenants and agrees as
               -------------------
follows:

               1.1  Definitions.  For purposes of this Section 1:
                    -----------

                    (a) The term "Act" means the Securities Act of 1933, as amended.

                    (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                    (c) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

                    (d) The term "Initial Offering" means the Company's first firm commitment underwritten public offering of its Common Stock under the Act.

                    (e) The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

                    (f) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                    (g) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, (ii) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock, (iii) the Common Stock issuable or issued upon conversion of the Series C Preferred Stock, (iv) the Common Stock issuable or issued upon conversion of the Series D Preferred Stock , (v) the Common Stock issuable or issued upon conversion of the Series E Preferred Stock, (vi) the Common Stock issuable or issued upon conversion of the Series F Preferred Stock or pursuant to Section
3.1 or 3.7 of the Merger Agreement, (vii) the Common Stock issuable or issued upon conversion of the Series G Preferred Stock, (viii) the Common Stock issuable or issued upon conversion of the Series H Preferred Stock, (ix) the Common Stock purchasable or purchased upon exercise of the warrant issued to America Online, Inc. dated February 25, 2000, and (x) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in
(i) through (ix) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this
Section 1 are not assigned.

                    (h) The number of shares of Registrable Securities outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

                    (i) The term "SEC" shall mean the Securities and Exchange Commission.

               1.2  Request for Registration.
                    ------------------------

                    (a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) February 2, 2003 or
(ii) six (6) months after the effective date of the Initial Offering, a written request is received from the Holders of thirty percent (30%) or more of the Registrable Securities then outstanding (the "Initiating Holders") that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company's notice pursuant to this Section 1.2(a).

                    (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                    (c) The Company shall not be required to effect a registration pursuant to this Section 1.2:

                         (i)   in any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

                         (ii)  after the Company has effected two (2)
registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective and the securities offered pursuant to such registrations have been sold; or

                         (iii) during the period starting with the date sixty
(60) days prior to the Company's good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                         (iv)  if the Initiating Holders propose to dispose of
Registrable Securities that may be registered on Form S-3 pursuant to Section
1.4 hereof; or

                         (v)   if the Company shall furnish to Holders
requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company's Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period.

               1.3  Company Registration.
                    --------------------

                    (a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered, a registration in which the only Common Stock being registered is Common Stock issuable pursuant to warrants issued in connection with the issuance of debt securities, or a registration relating solely to securities not convertible into Common Stock), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days (or within ten (10) days if the notice is given after the Company has completed its Initial Offering) after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                    (b)  Right to Terminate Registration. The Company shall have
                         -------------------------------
the right to terminate or withdraw any registration initiated by it under this
Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with
Section 1.7 hereof.

                    (c)  Underwriting Requirements.  In connection with any
                         -------------------------
offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the managing underwriter determines in its sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall
(i) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included, or (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

               1.4  Form S-3 Registration.  In case the Company shall receive
                    ---------------------
from the Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

                    (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                    (b) use all reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

                         (i)    if Form S-3 is not available for such offering
by the Holders;

                         (ii)   if the Holders, together with the holders of any
other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000;

                         (iii)  if the Company shall furnish to the Holders a
certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period;

                         (iv)   if the Company has, within the twelve (12) month
period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; or

                         (v)    in any particular jurisdiction in which the
Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                    (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this
Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

               1.5  Obligations of the Company.  Whenever required under this
                    --------------------------
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                    (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

                    (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

                    (c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                    (d) use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                    (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

                    (f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                    (g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

                    (h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

               1.6  Information from Holder.  It shall be a condition precedent
                    -----------------------
to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

               1.7  Expenses of Registration.  All expenses other than
                    ------------------------
underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and for one special counsel for the Holders (which shall not exceed $20,000) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration). Unless otherwise stated, all selling expenses incurred in connection with a registration relating to securities registered on behalf of the Holders shall be borne pro rata by the Holder or Holders based on the number of shares so registered.

               1.8  Delay of Registration.  No Holder shall have any right to
                    ---------------------
obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

               1.9  Indemnification.  In the event any Registrable Securities
                    ---------------
are included in a registration statement under this Section 1:

                    (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability; provided that the failure of such Holder to deliver any such prospectus or supplement is not a result of the Company to meet its obligations under Section 1.5 hereof.

                    (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection l.9(b) exceed the gross proceeds from the offering received by such Holder.

                    (c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

                    (d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                    (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                    (f) The obligations of the Company and Holders under this
Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

           1.10     Reports Under Securities Exchange Act of 1934.  With a view
                    ---------------------------------------------
to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                    (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Offering;

                    (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                    (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

           1.11     Assignment of Registration Rights.  The rights to cause the
                    ---------------------------------
Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, affiliate (as such term is defined in Rule 405 promulgated under the Act) partner, limited partner, retired partner or stockholder (collectively, "Related Person") of a Holder,
(ii) is a Holder's family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 413,100 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided:
(a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned;
(b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

           1.12     Limitations on Subsequent Registration Rights.  From and
                    ---------------------------------------------
after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

           1.13      Stand-Off" Agreement. Each Holder hereby agrees that it
                     --------------------
will not, without the prior written consent of the managing underwriter and the Company, during the period commencing on the date of the final prospectus relating to the Company's initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The underwriters in connection with the Company's initial public offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

       In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. However, nothing in this Section 1.13 shall affect, impair or diminish any Holder's right to sell, transfer or assign any or all of its shares of Registrable Securities to a Related Person pursuant to the terms set forth in Section 1.11 hereof.

          1.14      Termination of Registration Rights.  No Holder shall be
                    ----------------------------------
entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the Initial Offering or, as to any Holder, such earlier time beginning after expiration of the "Market Standoff" set forth in Section 1.13 at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act.

     2.   Covenants of the Company.
          ------------------------

          2.1       Delivery of Financial Statements.  The Company shall deliver
                    --------------------------------
to each Investor holding shares of the Company:

                    (a) as soon as practicable, but in any event within ninety
(90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                    (b) as soon as practicable after the end of each quarter, and in any event within forty-five (45) days after each quarterly accounting period, an unaudited quarterly report including a balance sheet, income statement and cash flow analysis (prepared in accordance with GAAP other than for accompanying notes and subject to changes resulting from year-end audit adjustments);

                    (c) as soon as practicable, but in any event at least thirty
(30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

                    (d) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection
(d) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

          2.2       Inspection.  The Company shall permit each Investor that
                    ----------
holds at least 2,478,600 shares of Registrable Securities, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

                    2.3 Termination of Information and Inspection Covenants.
                        ---------------------------------------------------
The covenants set forth in Sections 2.1 and 2.2 shall terminate as to Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

                    2.4 Right of First Offer.  Subject to the terms and
                        --------------------
conditions specified in this paragraph 2.4 and in paragraph 2.12, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, a Major Investor shall mean any Investor or transferee that holds at least 1,239,300 shares of Registrable Securities. For purposes of this Section 2.4, Investor includes any general partners and affiliates of an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

          Except as provided in subparagraph (d), each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions.

                        (a) The Company shall deliver a notice in accordance with Section 4.5 ("Notice") to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

                        (b) By written notification received by the Company, within twenty (20) calendar days after receipt of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Registrable Securities then held by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of all convertible securities). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (a "Fully-Exercising Investor") of any other Major Investor's failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Registrable Securities then held by such Fully-Exercising Investor bears to the total number of shares of Registrable Securities then held by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

                    (c) If all Shares that Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

                    (d) The right of first offer in this paragraph 2.4 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) granted after the date of this Amended and Restated Investors' Rights Agreement, with the approval of a majority of the members of the Board of Directors not holding management positions with the Company (and the reissuance of any shares issued or subject to outstanding options returned to the Company from any unexercised options or restricted stock repurchased by the Company after such date), to employees, directors and consultants for the primary purpose of soliciting or retaining their services pursuant to stock option plans approved by the Board of Directors; (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act, at an offering price of at least $2.88 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and resulting in proceeds to the Company of at least $20,000,000 in the aggregate, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company approved by a majority of the Board of Directors of the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) the issuance of stock, warrants or other securities or rights, with the approval of a majority of the Board of Directors of the Company, to persons or entities with which the Company is entering or has entered into a strategic relationship, (vi) the issuance of stock, warrants, or other securities or rights in connection with and other bank debt financing, commercial lending, equipment financings, capital lease, or similar transactions, with the approval of a majority of the Board of Directors of the Company, (vii) in the event that Intel Corporation and the Company agree on the terms of a technology development relationship, the issuance of a warrant to Intel Corporation to purchase up to 146,199 shares of Series C Preferred Stock at $3.42 per share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like) and the issuance of any Common Stock in connection with the conversion of such preferred stock; (viii) the issuance of a warrant to Comdisco Inc. to purchase 6,397 shares of Series D Preferred Stock at $4.69 per share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like) and the issuance of any Common Stock in connection with the conversion of such preferred stock, or (ix) the issuance of a warrant to Microsoft Corporation to purchase up to 218,120 shares of Series D Preferred Stock at $5.96 (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like) and the issuance of any Common Stock in connection with the conversion of such preferred stock.

               2.5  Termination of Right of First Offer.  The covenants set
                    -----------------------------------
forth in Section 2.4 shall terminate and be of no further force or effect upon the consummation of, and shall not be applicable to, the sale of securities pursuant to a bona fide, firmly underwritten public offering of shares of common stock, registered under the Act, at an offering price of at least $2.88 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and resulting in proceeds to the Company of at least $20,000,000.

               2.6  MTV Observer Rights.  As long as funds affiliated with Media
                    -------------------
Technology Ventures, L.P. ("MTV") in the aggregate own not less than fifty percent (50%) of the shares of the Series B Preferred Stock such funds purchased pursuant to that certain Series B Preferred Stock Purchase Agreement by and among the Company and certain stockholders of the Company, dated as of June 8, 1998 (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of MTV to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if such Investor or its representative is a direct competitor of the Company. The covenants set forth in this Section 2.6 shall terminate and be of no further force or effect upon the occurrence of either event specified in Section 2.3 hereof.

               2.7  Intel Observer Rights . As long as Intel Corporation
                    ---------------------
("Intel"), together with its subsidiaries (defined as entities which Intel beneficially owns, either directly or indirectly, at least 50% of the voting securities) in the aggregate own not less than 50% of the shares of the Series C Preferred Stock Intel purchased pursuant to the Series C Agreement (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of Intel (the "Intel Observer") to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that the Company reserves the right to withhold any information and to exclude the Intel Observer from any meeting or portion thereof if access to such information or attendance at such meeting could (a) adversely affect the attorney-client privilege between the Company and its counsel; or (b) result in disclosure of confidential or proprietary information of third parties. In addition, a majority of the Company's nonemployee directors shall have the right to exclude the Intel Observer from portions or entire meetings of the Board of Directors or omit to provide the Intel Observer with certain information or analysis which would pose a conflict of interest for Intel. Any disclosures of confidential information between the Company and the Intel Observer and Intel will be governed by the terms of the Corporate Non Disclosure Agreement Number 122651 dated August 19, 1998 and any related Confidential Information Transmittal records executed between the Company and Intel. The Company acknowledges that Intel will likely have, from time to time, information that may be of interest to the Company ("Information") regarding a wide variety of matters including, by way of example only, (1) Intel's technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments Intel has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the Company's, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company. The Company recognizes that a portion of such Information may be of interest to the Company. Such Information may or may not be known by the Intel Observer. The Company agrees that Intel and the Intel Observer shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Intel's ability to pursue opportunities based on such Information or that would require Intel or the Intel Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company. The covenants set forth in this Section 2.7 shall terminate and be of no further force or effect upon the occurrence of either event specified in Section 2.3 hereof.

                    2.8  Microsoft Observer Rights.  As long as Microsoft,
                         -------------------------
together with its subsidiaries (defined as entities which the Microsoft Corporation beneficially owns, either directly or indirectly, at least 50% of the voting securities) in the aggregate own not less than 50% of the shares of the Series D Preferred Stock Microsoft Corporation purchased pursuant to the Series D Stock Purchase Agreement (the "Series D Agreement") (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of Microsoft (the "Microsoft Observer") to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that the Company reserves the right to withhold any information and to exclude the Microsoft Observer from any meeting or portion thereof if access to such information or attendance at such meeting could (a) adversely affect the attorney-client privilege between the Company and its counsel; or (b) result in disclosure of confidential or proprietary information of third parties. In addition, a majority of the Company's nonemployee directors shall have the right to exclude the Microsoft Observer from portions or entire meetings of the Board of Directors or omit to provide the Microsoft Observer with certain information or analysis which would pose a conflict of interest for Microsoft Corporation. Any disclosures of confidential information between the Company and the Microsoft Observer and Microsoft Corporation will be governed by the terms of the Corporate Non Disclosure Agreement in the form of Schedule B and any related Confidential Information Transmittal records executed between the Company and Microsoft Corporation. The Company acknowledges that each Microsoft Corporation will likely have, from time to time, information that may be of interest to the Company ("Information") regarding a wide variety of matters including, by way of example only, (1) Microsoft Corporation's technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments the Microsoft Corporation has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the Company's, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company. The Company recognizes that a portion of such Information may be of interest to the Company. Such Information may or may not be known by the Microsoft Observer. The Company agrees that Microsoft Corporation and the Microsoft Observer shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Microsoft Corporation's ability to pursue opportunities based on such Information or that would require Microsoft Corporation or the Microsoft Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company. The covenants set forth in this Section 2.8 shall terminate and be of no further force or effect upon the occurrence of either event specified in
Section 2.3 hereof.

               2.9  Cyber Commerce Limited Observer Rights. As long as Cyber
                    --------------------------------------
Commerce Limited ("Cyber Commerce"), together with its subsidiaries (defined as entities which Cyber Commerce beneficially owns, either directly or indirectly, at least 50% of the voting securities) in the aggregate own not less than 50% of the shares of the Series E Preferred Stock Cyber Commerce purchased pursuant to the Series E Agreement (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of Cyber Commerce (the "Cyber Commerce Observer") to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that the Company reserves the right to withhold any information and to exclude the Cyber Commerce Observer from any meeting or portion thereof if access to such information or attendance at such meeting could (a) adversely affect the attorney-client privilege between the Company and its counsel; or (b) result in disclosure of confidential or proprietary information of third parties. In addition, a majority of the Company's nonemployee directors shall have the right to exclude the Cyber Commerce Observer from portions or entire meetings of the Board of Directors or omit to provide the Cyber Commerce Observer with certain information or analysis which would pose a conflict of interest for Cyber Commerce. Any disclosures of confidential information between the Company and the Cyber Commerce Observer and Cyber Commerce will be governed by the terms of the Corporate Non Disclosure Agreement in the form of Schedule B and any related Confidential Information Transmittal records executed between the Company and Cyber Commerce. The Company acknowledges that Cyber Commerce will likely have, from time to time, information that may be of interest to the Company ("Information") regarding a wide variety of matters including, by way of example only, (1) Cyber Commerce's technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments the Cyber Commerce has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the Company's, and (3) developments with respect to technologies, products and services, and plans and strategies relating thereto, or other companies, including without limitation, companies that may be competitive with the Company. The Company recognizes that a portion of such Information may be of interest to the Company. Such information may or may not be known by the Cyber Commerce Observer. The Company agrees that Cyber Commerce and the Cyber Commerce Observer shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Cyber Commerce's ability to pursue opportunities based on such Information or that would require Cyber Commerce or the Cyber Commerce Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company. The covenants set forth in this
Section 2.9 shall terminate and be of no further force or effect upon the occurrence of either event specified in Section 2.3 hereof.

               2.10 America Online Observer Rights. As long as America Online,
                    ------------------------------
Inc. ("America Online"), together with its subsidiaries (defined as entities which the America Online beneficially owns, either directly or indirectly, at least 50% of the voting securities) in the aggregate own not less than 50% of the shares of the Series E Preferred Stock America Online purchased pursuant to the Series E Agreement (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of America Online (the "America Online Observer" to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that the Company reserves the right to withhold any information and to exclude the America Online Observer from any meeting or portion thereof if access to such information or attendance at such meeting could (a) adversely affect the attorney-client privilege between the Company and its counsel; or (b) result in disclosure of confidential or proprietary information of third parties. In addition, a majority of the Company's nonemployee directors shall have the right to exclude the America Online Observer from portions or entire meetings of the Board of Directors or omit to provide the America Online Observer with certain information or analysis which would pose a conflict of interest for America Online. Any disclosures of confidential information between the Company and the America Online Observer and America Online will be governed by the terms of the Corporate Non Disclosure Agreement in the form of Schedule B and any related Confidential Information Transmittal records executed between the Company and America Online. The Company acknowledges that America Online will likely have, from time to time, information that may be of interest to the Company ("Information") regarding a wide variety of matters including, by way of example only, (1) America Online's technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments the America Online has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the Company's, and (3) developments with respect to technologies, products and services, and plans and strategies relating thereto, or other companies, including without limitation, companies that may be competitive with the Company. The Company recognizes that a portion of such Information may be of interest to the Company. Such information may or may not be known by the America Online Observer. The Company agrees that America Online and the America Online Observer shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit America Online's ability to pursue opportunities based on such Information or that would require America Online or the America Online Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company. The covenants set forth in this
Section 2.10 shall terminate and be of no further force or effect upon the occurrence of either event specified in Section 2.3 hereof.

               2.11 Webcasts.com Observer Rights.  Effective as of the date of
                    ----------------------------
the consummation of the merger contemplated by the Agreement and Plan of Merger, the Company shall invite a representative of webcasts.com (the "webcasts.com Observer") to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that the Company reserves the right to withhold any information and to exclude the webcasts.com Observer from any meeting or portion thereof if access to such information or attendance at such meeting could (a) adversely affect the attorney-client privilege between the Company and its counsel; or (b) result in disclosure of confidential or proprietary information of third parties. The webcasts.com Observer shall be designated by Scott Klososky, or, after the date that Mr. Klososky is no longer an officer of webcasts.com, by his successor. In addition, a majority of the Company's nonemployee directors shall have the right to exclude the webcasts.com Observer from portions or entire meetings of the Board of Directors or omit to provide the webcasts.com Observer with certain information or analysis which would pose a conflict of interest for webcasts.com. Any disclosures of confidential information between the Company and the webcasts.com Observer and webcasts.com will be governed by the terms of the Corporate Non Disclosure Agreement in the form of Schedule B and any related Confidential Information Transmittal records executed between the Company and webcasts.com. The covenants set forth in this
Section 2.11 shall terminate and be of no further force or effect upon the occurrence of either event specified in Section 2.3 hereof.

               2.12 Stand-Still.
                    -----------

                    (a) In no event during the period of time beginning on the date of this Agreement and extending for five years hereafter, shall any of Microsoft Corporation, Sony Corporation of America, Covad Communications Investment Corp., Covad Communications Group, Inc., Cyber Commerce Limited or America Online, Inc. (each a "Strategic Investor") acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended) of 15% or more of the voting securities (on an as if converted to Common Stock basis) of the Company then outstanding, without the prior written consent of the Company.

                    (b) The covenant set forth in subsection (a) above shall terminate and be of no further force or effect with respect to a Strategic Investor upon the occurrence of any of the following after the date of this
Agreement:

                         (i)   The Company shall sell or issue equity securities
of the Company to persons or entities with which the Company is entering or has entered into a strategic relationship and such persons or entities shall not enter into a standstill agreement substantially similar to the agreement set forth in subsection (a) above;

                         (ii)  The breach of the agreement set forth in
subsection (a) by another Strategic Investor, unless such breach is unintentional and is cured within ten (10) business days from the date that such breach first becomes known to the Company (provided that the provision of such opportunity to cure does not prejudice or hinder the right of any other party hereto);

                         (iii) Such time as any corporation, partnership,
individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the 1934 Act), other than a party hereto (a "Third Party"), shall have:

                               (A) commenced, or publicly announced an intention
to commence, a tender offer or exchange offer for any shares of any class of capital stock of the Company, the consummation of which would result in "beneficial ownership" (as defined under the 1934 Act) by such Third Party (together with all such Third Party's "affiliates" and "associates" (as such terms are defined in the 1934 Act)) of fifteen percent (15%) or more of the capital stock of the Company (as measured on a fully diluted basis, assuming the conversion, exercise or exchange of any of the then outstanding securities convertible, exercisable or exchangeable for, or any other rights to acquire shares of, capital stock of the Company) (collectively, for purposes of this
Section 2.12, the "Capital Stock");

                               (B) acquired beneficial ownership of shares of
any class of capital stock of the Company which, when aggregated with any shares of any class of capital stock of the Company already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of fifteen percent (15%) or more of the Capital Stock;

                               (C) filed a Notification and Report Form under
the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire all or substantially all of the Company's assets;

                               (D) acquired all or substantially all of the
assets of the Company;

                               (E) entered into an agreement with the Company
which contemplates (A) the sale of the Company or (B) the acquisition of (x) all or substantially all of the assets of the Company by such Third Party or (y) beneficial ownership of fifteen percent (15%) or more of the Capital Stock by such Third Party if such Third Party has not also entered into a standstill agreement with the Company containing terms that are at least as restrictive to such party as the terms of this Section 2.12;

                               (F) solicited "proxies" in a "solicitation"
subject to the proxy rules under the 1934 Act, executed any written consent or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act), in opposition to any proxy solicitation being conducted by the Company, in each case with respect to any class of capital stock of the Company;

                               (G) publicly announced a proposal or intention to
undertake any of the actions enumerated in the foregoing subsections (A) through
(F).

     No Strategic Investor will be required to dispose of any voting securities of the Company, to the extent that the voting securities beneficially owned by such Strategic Investor represent more than fifteen percent (15%) of the voting securities of the Company, and ownership of such voting securities over fifteen percent (15%) of the voting securities of the Company shall not be deemed to be a violation of this Agreement, as a result of a recapitalization of the Company or a repurchase, redemption or exchange of securities of the Company or any other action taken by the Company.

     The limitations set forth in Section 2.12 hereof, shall not prohibit or apply to investments by or for the account of any partnerships in which a Strategic Investor has a non-controlling interest.

               2.13 Restrictions on Transfer.
                    ------------------------

                    (a) Each Strategic Investor hereby agrees not to (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Series D or Series E Preferred Stock, the Common Stock issuable upon conversion of the Series D Series E Preferred Stock , or any other securities of the Company or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Series D or Series E Preferred Stock, the Common Stock issuable upon conversion of the Series D or Series E Preferred Stock, or any other securities of the Company, for a period beginning on the date of the closing of such Strategic Investor's purchase of Series D or Series E Preferred Stock, as applicable, and ending upon the earlier of (A) 180 days following the Initial Offering or (B) two years from the date of the closing of the purchase of the Series D or Series E Preferred Stock by such Strategic Investor, as applicable, except (i) pursuant to an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation; any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company to another person or entity or group of related persons or entities,
(ii) pursuant to a liquidation, dissolution or winding up of the Company, (iii) or to any subsidiary (at least 80% owned), any parent (which owns at least 80% of such Strategic Investor) or any affiliate (as such term is defined under Rule 405 promulgated under the Act) of the Strategic Investor which agrees to be bound by the terms of this Agreement. Notwithstanding the foregoing, each Strategic Investor agrees that upon the request of the Company or the underwriter of the Company's Initial Offering, it shall enter into an Agreement with such terms as set forth in Section 1.13 hereof or as otherwise requested by the managing underwriter, in connection with the Company's Initial Offering.

                    (b) Each Strategic Investor hereby agrees not to offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of Series D or Series E Preferred Stock, the Common Stock issuable upon conversion of the Series D or Series E Preferred Stock or any other securities of the Company, for a period beginning 180 days following the Initial Offering and ending upon the earlier of (i) one year following the Initial Offering and (ii) two years from the date of the closing of the purchase of the Series D or Series E Preferred Stock by such Strategic Investor, as applicable, except (A) pursuant to an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) of more of the outstanding voting power of the Company to another person or entity or group of related persons or entities, (B) pursuant to a liquidation, dissolution or winding up of the Company or (C) to any subsidiary (at least 80% owned), any parent (which owns at least 80% of such Strategic Investor) or any affiliate (as such term is defined under Rule 405 promulgated under the Act) of the Strategic Investor which agrees to be bound by the terms of this Agreement, provided that nothing in the foregoing shall restrict any Strategic Investor from entering into a bona fide hedge transaction during the period set forth in this subsection, with respect to the Common Stock issuable upon conversion of the Series D or Series E Preferred Stock.

          3.   Confidentiality.
               ---------------

               3.1  Confidentiality.
                    ---------------

                    (a)  Disclosure of Terms.  The terms and conditions (the
                         -------------------
"Financing Terms") of this Agreement, the Series D Agreement, the Voting Agreement of even date with the Series D Agreement (collectively, the "Financing Agreements"), including their existence, shall be considered confidential information and shall not be disclosed by the Company or by Intel to any third party except in accordance with the provisions set forth below or as required by law.

                    (b)  Press Releases, Etc.  Following the Closing, the
                         -------------------
Company may issue a press release disclosing that Intel has invested in the Company; provided that the final form of the press release is approved in advance in writing by Intel. Intel's name and the fact that Intel is an investor in the Company can be included in a reusable press release boilerplate statement, so long as Intel has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. Such boilerplate statement may be posted on the Company's Web page. No other announcements regarding Intel's investment in the Company in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without such Investor's prior written consent. In addition, the Company shall notify each Investor that the Company considers the Financing Terms to be confidential information and that the Financing Terms should not be disclosed by the Investors other than in accordance with the terms of this Section 3; provided, further, the Company shall notify each member of the Board of Directors that the directors are bound by their fiduciary duties to the Company to maintain the confidentiality of the Financing Terms.

                    (c)  Permitted Disclosures.  Notwithstanding the foregoing,
                         ---------------------
(a) Intel and/or the Company may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case (other than to a current or bona fide prospective investor) only where such person or entities are under appropriate nondisclosure obligations, either express or implied, and in the case of a current or bona fide prospective investor only where such person or entity has been informed by the Company that such information is confidential; and (b) Intel and/or the Company may disclose (other than in a press release or other public announcement described in subsection (ii)) solely the fact that Intel is an investor in the Company to any third parties without the requirement for the consent of any other party.

                    (d)  Legally Compelled Disclosure. In the event that either
                         ----------------------------
the Company or Intel is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of the Financing Agreements or any of the Financing Terms hereof in contravention of the provisions of this Section 3.1, such party (the "Disclosing Party") shall provide the other party (the "Non-Disclosing Party") with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other party) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is reasonably required and shall use reasonable efforts to assist in obtaining confidential treatment for such information to the extent reasonably requested by the Non-Disclosing Party.

                    (e)  Other Information.  The provisions of this Section 3.1
                         -----------------
shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.

                    (f) All notices required under this Section shall be made pursuant to Section 4.5 of this Agreement.

               3.2  Amendment. Any provision of this Section 3 may be amended
                    ---------
and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Intel.

          4.   Miscellaneous.
               -------------

               4.1  Successors and Assigns. Except as otherwise provided herein,
                    ----------------------
the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               4.2  Governing Law. This Agreement shall be governed by and
                    -------------
construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

               4.3  Counterparts. This Agreement may be executed in two or more
                    ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               4.4  Titles and Subtitles. The titles and subtitles used in this
                    --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               4.5  Notices. Unless otherwise provided, any notice required or
                    -------
permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, nationally recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

               4.6  Expenses.  If any action at law or in equity is necessary to
                    --------
enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

               4.7  Entire Agreement: Amendments and Waivers. This Agreement
                    ----------------------------------------
(including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Except for Sections 1.13, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12,
2.13 and 3, which shall require the consent of the party benefiting from or subject to such provision, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

               4.8  Severability. If one or more provisions of this Agreement
                    ------------
are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

               4.9  Aggregation of Stock. All shares of Registrable Securities
                    --------------------
held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

               4.10 Waiver of Right of First Offer. The rights set forth in
                    ------------------------------
Section 2.4 shall not apply to the following sales by the Company of its Shares:

                    (a) The sale of up to $10 million of Series G Preferred Stock to Catalyst Investments LLC; and

                    (b) The sale of up to $______ million of Series H Preferred Stock to At Home Corporation.

               4.11 Waiver of Registration Rights in an Initial Public Offering.
                    -----------------------------------------------------------
The rights set forth in Section 1.3 hereof shall not apply to a bona fide, firmly underwritten initial public offering of the Company, registered under the Act, at an offering price of at least $2.88 per share, (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and resulting in proceeds to the Company of at least $20,000,000 in the aggregate.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              iBEAM BROADCASTING CORPORATION



                              ______________________________________________
                              Peter Desnoes
                              Chief Executive Officer

                    Address:  645 Almanor Avenue
                              Suite 100
                              Sunnyvale, CA 94086






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                              INVESTORS:


                              CROSSPOINT VENTURE PARTNERS 1997



                              _______________________________________
                              Rich Shapero
                              General Partner

                    Address:  2925 Woodside Road
                              Woodside, CA  94062


                              ACCEL VI L.P.

                              By: Accel VI Associates L.L.C.
                                  Its General Partner



                              _______________________________________
                              Carter Sednaoui
                              Managing Member

                    Address:  428 University Avenue     Accel Partners
                              Palo Alto, CA  94301      One Palmer Square
                              Attn: J. Peter Wagner     Princeton, NJ 08542
                                                        Attn: G. Carter
                                                        Sednaoui






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                              ACCEL INTERNET FUND II L.P.

                              By: Accel Internet Fund II Associates L.L.C.
                                  Its General Partner



                              ________________________________________
                              Carter Sednaoui
                              Managing Member

                    Address:  428 University Avenue     Accel Partners
                              Palo Alto, CA  94301      One Palmer Square
                              Attn: J. Peter Wagner     Princeton, NJ 08542
                                                        Attn: G. Carter
                                                        Sednaoui


                              ACCEL KEIRETSU VI L.P.

                              By: Accel Keiretsu VI Associates L.L.C.
                                  Its General Partner



                              ________________________________________
                              Carter Sednaoui
                              Managing Member

                    Address:  428 University Avenue     Accel Partners
                              Palo Alto, CA  94301      One Palmer Square
                              Attn: J. Peter Wagner     Princeton, NJ 08542
                                                        Attn: G. Carter
                                                        Sednaoui






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                              ACCEL INVESTORS '98 L.P.


                              By: __________________________________
                                  Carter Sednaoui
                                  General Partner

                    Address:  428 University Avenue     Accel Partners
                              Palo Alto, CA  94301      One Palmer Square
                              Attn: J. Peter Wagner     Princeton, NJ 08542
                                                        Attn: G. Carter
                                                        Sednaoui


                              MEDIA TECHNOLOGY VENTURES, L.P.



                              By:___________________________________
                              Title:________________________________


                    Address:  One First Street
                              Los Altos, CA  94022






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                              MEDIA TECHNOLOGY VENTURES
                              ENTREPRENEURS FUND, L.P.


                              By:___________________________________
                              Title:________________________________

                    Address:  One First Street
                              Los Altos, CA  94022

                              ANNABEL J. MONTGOMERY, as Trustee of the ANNABEL MONTGOMERY REVOCABLE TRUST DATED FEBRUARY 7, 1991 and JAMES W. MONTGOMERY, as tenants in common, each as to an undivided one-half interest



                              ______________________________________
                              Annabel J. Montgomery, Trustee


                              MONTGOMERY & ASSOCIATES, L.P.


                              By:___________________________________
                              Title:________________________________






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                              CULBARA, INC.


                              By:___________________________________
                              Title:________________________________

                    Address:  100 Wilshire Blvd.  Suite 400
                              Santa Monica, CA 90401


                              G&H PARTNERS


                              By:___________________________________
                              Title:________________________________


                              STANFORD UNIVERSITY


                              ______________________________________
                              Carol Filmer

                    Address:  Stanford Management Company
                              2770 Sand Hill Road
                              Menlo Park, CA 94025






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                              J.P. MORGAN DIRECT VENTURE CAPITAL
                              INSTITUTIONAL INVESTORS LLC

                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________


                    Address:  522 5/TH/ Avenue.
                              New York, New York  10036


                              J.P. MORGAN DIRECT VENTURE
                              CAPITAL PRIVATE INVESTORS LLC


                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________


                    Address:  522 5/TH/ Avenue.
                              New York, New York  10036

                              INTEL CORPORATION


                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________


                    Address:  2200 Mission College Blvd.
                              Santa Clara, CA  95052-8119






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                              MICROSOFT CORPORATION


                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________


                    Address:  One Microsoft Way
                              Redmond, WA 98052-6399


                              COVAD COMMUNICATIONS INVESTMENT CORP.


                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________


                              CRESCENDO WORLD FUND LLC


                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________


                              EAGLE VENTURES WF, LLC


                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                              LUNN-iBEAM, LLC


                              By:  LUNN PARTNERS, LLC
                                   ITS MANAGER


                                   ______________________________________
                                   Robert J. Lunn
                                   Managing Member


                              PETER B. DESNOES, IRA A/C 774-91015
                              GUARANTEE & TRUST COMPANY, TTEE



                              ___________________________________________


                              ROBERT C. HAWK


                              ___________________________________________


                    Address:  7585 S. Biscay Street
                              Aurora, CO 80016


                              LEN GROSSI


                              ___________________________________________


                    Address:  5555 Melrose Avenue
                              Hollywood, CA 90038






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                              FRED SEEGAL


                              ___________________________________________


                    Address:  31 West 52/nd/ Street
                              27/th/ Floor
                              New York, New York 10019


                              WS INVESTMENT COMPANY 99B


                              By:________________________________________
                              Name:______________________________________
                              Title:_____________________________________


                    Address:  650 Page Mill Road
                              Palo Alto, CA 94304


                              CHRIS DIER


                              ___________________________________________


                              BRUCE D. LAWLER


                              ___________________________________________


                              TOM GILLIS


                              ___________________________________________


                              JEREMY ZULLO


                              ___________________________________________


                              NILS LAHR


                              ___________________________________________






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                              DAVID STREHLOW


                              ___________________________________________


                              BOB DAVIS


                              ___________________________________________


                              PHILIP ROSEDALE


                              ___________________________________________


                              CYBER COMMERCE LIMITED

                              By: _______________________________________
                                  Name:
                                  Title:


                              AMERICA ONLINE, INC.

                              By: _______________________________________
                                  Name:
                                  Title:






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                              COMDISCO, INC.


                              By:_______________________________________
                              Title:____________________________________

                    Address:  100 Hamilton Ste. 104A  6111 North River Road
                              Palo Alto, CA  94301    Rosemont, IL 60018
                              Attn: Christine Ferra   Attn: Venture Group






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                                    Former webcasts.com, Inc. shareholders

                                    See Signature Attachment





                                    CATALYST INVESTMENTS, LLC

                                    By:  The Walt Disney Company,

                                         Manager and Sole Member

                                    By: ______________________________

                                    Title: ___________________________

                                    Address:  500 South Buena Vista Street

                                              Burbank, CA 91521






    SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                                  Schedule A
                                  ----------

                             Schedule of Investors
                             ---------------------

                         Crosspoint Venture Partners
                         1997

                         Accel VI L.P.

                         Accel Internet Fund II L.P.

                         Accel Keiretsu VI L.P.

                         Accel Investors '98 L.P.

                         webcasts.com, Inc. former
                         shareholders

                         Catalyst Investments, LLC

                         Media Technology Ventures, L.P.

                         Media Technology Ventures
                         Entrepreneurs Fund, L.P.

                         Montgomery & Associates LP

                         G&H Partners

                         Stanford University

                         Annabel J. Montgomery
                         As Trustee of the Annabel J.
                         Montgomery Revocable Trust
                         dated February 7, 1991 and
                         James W. Montgomery

                         Montgomery & Associates LP

                         J.P. Morgan Direct Venture
                         Capital Institutional Investors,
                         LLC

                         J.P. Morgan Direct Venture
                         Capital Private Investors LLC

                         Intel Corporation

                         Microsoft Corporation

                         Covad Communications
                         Investment Corp.

                         Crescendo World Fund, LLC

                         Eagle Ventures WF, LLC

                         Lunn-iBEAM, LLC

                         Peter B. Desnoes, IRA A/C
                         774-91015 Guarantee & Trust
                         Company, TTEE

                         Peter Desnoes

                         Liberty IB, Inc.

                         W. Michael Bowles

                         Larry Goldstein

                         A D. Fleener

                         Jeffrey A. Rodgers and Janna
                         Lund Rodgers, or their
                         successors, Trustees of The
                         Jeffrey and Janna Rodgers
                         Revocable Trust Dated July 24,
                         1998

                         Robert C. Hawk

                         Len Grossi

                         Fred Seegal

                         WS Investment Company 99B

                         Chris L. Dier

                         Bruce D. Lawler

                         Tom Gillis

                         Jeremy Zullo

                         Nils Lahr

                         David Strehlow

                         Bob Davis

                         Philip Rosedale

                         Comdisco, Inc.

                         Sony Corporation of America

                         Cyber Commerce Limited

                         America Online, Inc.

                         Catalyst Investments LLC

                         [list former webcasts.com
                         shareholders]

                                  SCHEDULE B

                      CORPORATE NON DISCLOSURE AGREEMENT